Exhibit 10.8

SERVICES AGREEMENT

SERVICES AGREEMENT, dated as of January 18, 2013 (the “Agreement”), by and between Ellington REIT Management LLC, a Delaware limited liability company (the “Manager”), and Ellington Management Group, L.L.C., a Delaware limited liability company (“Ellington”).

WITNESSETH:

WHEREAS, the Manager has entered into a management agreement (as such agreement may be amended from the to time, the ‘‘Management Agreement”), dated as of the date hereof, between Ellington Housing Inc. and Ellington Housing Operating Partnership LP, on the one hand, and the Manager, on the other hand; and

WHEREAS, Ellington desires to provide such services, including personnel, services and resources, to the Manager to enable the Manager to perform its duties under the Management Agreement.

WHEREAS, the Manager desires to pay Ellington, and Ellington desires to receive, a fee for its services hereunder in the amount specified below.

NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Provide Services. Ellington agrees to provide the Manager with such personnel, services and resources, and to take all other commercially reasonable actions, as shall be necessary or advisable to enable the Manager to perform all of its duties, obligations and agreements under the Management Agreement.

2. Third Party Beneficiary. Ellington and the Manager each understands and agrees that the provisions of Section 1 of this Agreement are for the direct benefit of Ellington Housing Inc., Ellington Housing Operating Partnership LP and each of their subsidiaries, and each of them hereby designates Ellington Housing Inc., Ellington Housing Operating Partnership LP and each of their subsidiaries as a named third party beneficiary of this Agreement. Ellington acknowledges and agrees that Ellington Housing Inc., Ellington Housing Operating Partnership LP and each of their subsidiaries shall have, as a non-exclusive remedy, a direct right of action against Ellington in the event of any breach by the Manager of any of its duties, obligations or agreements under the Management Agreement that arise out of or result from any breach by Ellington of its obligations hereunder.

3. Term. This Agreement will terminate upon the termination of the Management Agreement.

4. Fees. As consideration for the performance by Ellington of its duties and obligations under this Agreement, the Manager shall pay Ellington fees in an amount equal to 50% of each quarterly Base Management Fee payment and each quarterly Incentive Compensation payment received by the Manager pursuant to the Management Agreement. Such fees shall be payable by the Manager to Ellington in cash within ten (10) days after receipt by the Manager of the each quarterly payment of the Base Management Fee and the Incentive Compensation. In addition, in the event the Management Agreement is terminated or not renewed and the Manager receives any Termination Fee (as defined and as calculated in the Management Agreement) as a result of such termination or non-renewal in accordance with the terms of the Management Agreement, Ellington will be entitled to receive a fee equal to 50% of such termination fee payment, payable in cash within ten (10) days after receipt by the Manager of the termination fee payment.

5. Assignments. This Agreement may not be assigned by any party hereto, in whole or in part, and shall terminate automatically in the event of any such assignment, unless such assignment is consented to in writing by the other party; provided, however, that Ellington may delegate to one or more of its Affiliates performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance,

6. Governing Law. The internal laws, and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law of the State of New York), of New York shall govern the enforceability and validity of this Agreement, the construction its tarns and the interpretation of the rights and duties of the parties.

7. Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

10. Amendments. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ELLINGTON REIT MANAGEMENT LLC

By:	/s/ Michael W. Vranos
Name:	Michael W. Vranos
Title:	Chief Executive Officer

ELLINGTON MANAGEMENT GROUP, L.L.C.

By:	/s/ Michael W. Vranos
Name:	Michael W. Vranos
Title:	Chief Executive Officer

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